UNITED STATES

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The following article was published by WCPO on September 15, 2017. The Procter & Gamble Company may in the future distribute this article or selected portions of this article as part of its solicitation efforts:

Editorial: P&G shareholders should reject Wall Street’s advances

David Holthaus for the WCPO Editorial Board

6:00 AM, Aug 10, 2017

P&G shareholders here and around the world have just been mailed two ballots to elect the company’s board of directors.

One is from Wall Street financier Nelson Peltz, who deems himself worthy of a seat on P&G’s board by virtue of his hefty investment in the company.

Our recommendation: Take that one and pitch it.

Peltz believes the $3.4 billion investment he and his Trian Funds made in P&G warrants a seat at the table in P&G’s inner sanctum.

It doesn’t.

Peltz is a hedge fund impresario. He moves money around. His vehicles are his Trian group of funds, a couple of which are based offshore in the Cayman Islands. His chief partner in this venture is his son-in-law.

He’s done this sort of thing at other companies. He is credited with improving operations at General Electric. But at DuPont, he was considered a distraction.

Either way, it’s hard to believe he knows much about selling shampoo, diapers, detergent and razors in 180 different countries, in as many currencies, to cater to the tastes of millions of different consumers.

P&G knows how to do that. They’ve been doing it for more than 175 years. They groom their management for years, post them in different parts of the world so they understand the scale of the company’s business, and if they succeed, they keep getting promoted. It’s part of the P&G plan for longterm success.

P&G headquarters in downtown Cincinnati

P&G chief executive David Taylor fears that Peltz would bring in a “shadow management” who would second-guess or compete with P&G managers. That would be counter-productive at best.

There may be P&G employees and local shareholders who are tired of waiting for P&G’s ongoing restructuring to accelerate growth. But electing a Wall Streeter to the board is not the answer.

And in Cincinnati, it’s not just about today’s share price. Procter & Gamble and its employees have created enormous wealth in this community. Tens of thousands of good jobs over more than 175 years. Its stock has enabled comfortable retirements, college educations, and a measure of financial security for tens of thousands of people.

So when a Wall Street financier struts into the picture and thinks he has a better idea about how to run the company … we’re not buying it.

Has P&G’s stock lagged its competitors? Maybe. But over the last 10 years, its shares have tallied a return of 93 percent. That includes the Great Recession years.

This is not a company that is losing money or is in dire financial straits. Far from it. Last year, P&G earned $10 billion in profits. It returned more than $7 billion in cash directly to shareholders in the form of dividend checks. Not too shabby.

P&G’s management and its board already have a plan to accelerate sales, profits and shareholder returns. It’s not a secret. They’ve laid it out in public for Wall Street and anyone else to hear.

They’re executing it, but apparently not fast enough for the Wall Street money meisters who are clamoring for a quick profit from their investment.

But you can’t turn around a $65 billion battleship quickly. And P&G plays for the long term – 175 years and counting.

Hedge funds play for the short term. That’s not good for P&G or for Cincinnati.

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.